EXHIBIT 99.1

National Western Life Announces Revised 2006 Third Quarter Earnings

Austin, Texas, November 8, 2006 - National Western Life Insurance Company (Nasdaq: NWLIA), announced today revised consolidated net earnings of $16.1 million, or $4.40 per diluted share, for the third quarter ended September 30, 2006. The Company had previously reported via a press release on November 6th third quarter consolidated net earnings of $15.4 million, or $4.22 per diluted share. The Company determined that the results previously announced had overstated compensation expense associated with its stock option plan. Consolidated net earnings for the first nine months of 2006 were revised to $52.3 million, or $14.32 per diluted share, compared with $51.7 million, or $14.14 per diluted share, previously reported. The Company's book value per share at September 30, 2006 was revised to $253.54.
Summary of Consolidated Operating Results	Three Months Ended		Nine Months Ended
(In thousands except per share data)	September 30,		September 30,

	2006	2005	2006	2005

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$113,858	112,253	349,869	331,442
Derivative income (loss)	15,832	6,344	13,680	(10,056)
Realized gains on investments	190	1,430	3,229	10,014

Total revenues	$129,880	120,027	366,778	331,400

Earnings:
Earnings from operations	$15,948	19,240	50,245	53,960
Net realized gains on investments	124	929	2,099	6,509

Net earnings	$16,072	20,169	52,344	60,469

Basic Earnings Per Share:
Earnings from operations	$4.41	5.33	13.88	14.99
Net realized gains on investments	0.03	0.26	0.58	1.81

Net earnings	$4.44	5.59	14.46	16.80

Basic Weighted Average Shares	3,621	3,610	3,620	3,600

Diluted Earnings Per Share:
Earnings from operations	$4.37	5.27	13.75	14.85
Net realized gains on investments	0.03	0.26	0.57	1.79

Net earnings	$4.40	5.53	14.32	16.64

Diluted Weighted Average Shares	3,655	3,647	3,656	3,634

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com